Houston, Texas March 5, 2002 REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS To GE Capital Loan Services, Inc.: We have examined management's accompanying assertion about GE Capital Loan Services, Inc.'s (GECLS) compliance with the minimum servicing standards identified in the Mortgage Bankers Association q America's Uniform Single Attestation Program for Mortgage Bankers (USAP) for the seven months ended July 31, 2001, in relation to its servicing of multifamily and commercial mortgage loans (excluding GE related-party loans). Management is responsible for GECLS' compliance with the aforementioned servicing standards. Our responsibility is to express an-opinion on management's assertion about the entity's compliance based on our examination. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GECLS' compliance with the aforementioned standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECLS' compliance with the aforementioned standards. In our opinion, management's accompanying assertion that GECLS' servicing of multifamily and commercial mortgage loans complied in all material respects with the aforementioned minimum servicing standards for the seven months ended July 3 1, 200 1, is fairly stated, in all material respects.